Exhibit 2.2

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made as of this 23rd day of March 2006, by and between UPSTATE GROUP, L.L.C., a Delaware limited liability company (“Buyer”), and PARAGON PROPERTIES, L.C., a Missouri limited liability company (“Seller”).

WITNESSETH:

WHEREAS, Seller is the current ground lessee of Lots 6, 14 and 15 at Missouri Research Park in St. Charles County, Missouri; and

WHEREAS, Seller shall acquire fee simple title to Lots 6, 14 and 15 of the Missouri Research Park prior to Closing (as hereinafter defined), which real property is more particularly described on Exhibit A attached hereto and incorporated herein by reference, and the buildings, improvements and structures thereon, the easements, access rights, and appurtenances and hereditaments thereto (all being hereinafter collectively referred to as the “Real Property”); and

WHEREAS, Seller is the owner or lessee of the personal property more particularly described on Exhibit B attached hereto and incorporated herein by reference, located on and used in connection with the Real Property (all being hereinafter collectively referred to as the “Personal Property”) (the Real Property and the Personal Property being hereinafter sometimes collectively referred to as the “Property”); and

WHEREAS, Buyer desires to buy and Seller desires to sell the Property, on the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereinafter expressed, it is hereby agreed as follows:

ARTICLE I

PURCHASE AND SALE

1.1           Agreement to Sell and Purchase. In accordance with and subject to the terms and conditions hereof, on the date of Closing (as hereinafter defined), Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property.

1.2           Purchase Price. The purchase price (the “Purchase Price”) to be paid to Seller for the sale of the Property to Buyer as provided for herein shall be $10,330,000, which Purchase Price shall be allocated among the lots as follows:  $2,550,000 for the purchase of Lot 6, $1,280,000 for the purchase of Lot 14 and $6,500,000 for the purchase of Lot 15. Buyer shall, on the date of Closing, pay Seller the Purchase Price, subject to credit, debit, and adjustment as provided in Exhibit C attached hereto and incorporated herein by reference, in cash or by wire transfer of current funds.

1.3           Possession. Seller shall transfer possession of the Property to Buyer at 12:01 p.m. on the date of Closing.

1.4           Closing. The closing (herein referred to as the “Closing”) of the transactions contemplated hereby shall be on the Closing Date as such term is defined in the Stock Purchase Agreement, dated March 20, 2006 (the “Stock Purchase Agreement”), between Buyer and Ronald L. Gingerich Revocable Living Trust Dated March 23, 1995 and Ronald L. Gingerich, individually, and shall take place at U.S. Title Company of St. Charles, 424 Jefferson, St. Charles, Missouri 63301, provided that all conditions to the Closing have been satisfied or waived in writing.

1.5           Documents at Closing. On (or prior to) the date of Closing, Seller and, where appropriate, Buyer shall execute and deliver or cause to be executed and delivered the documents and items set forth on Exhibit D attached hereto and incorporated herein by reference.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

In order to induce Buyer to purchase the Property, Seller makes the following representations and warranties, each of which representations and warranties is true and correct on the date hereof and will be true and correct on (and restated as of) the date of Closing, and each of which shall survive the Closing and the sale contemplated hereby.

2.1           Seller Authority. With respect to Seller and its business, Seller represents and warrants, in particular, that Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Missouri; Seller is duly authorized to execute and deliver and perform this Agreement and all documents and instruments and transactions contemplated hereby or incidental hereto; and this Agreement and the other documents required of Seller hereunder are or shall be, as the case may be, binding on and enforceable against Seller. Seller further represents that Seller is not a foreign person or entity under the Foreign Investment in Real Property Tax Act of 1980, as amended, and no taxes or withholding under the Foreign Investment in Real Property Act of 1980, as amended, shall be assessed or applied to Buyer in connection with the transactions contemplated hereby.

(a)           Except for LINCO Diagnostic Services, Inc., a Missouri corporation and Linco Research Incorporated, a Missouri corporation, there will be as of Closing no tenancies or occupancies affecting the Property or persons in possession of any part thereof. Seller hereby discloses that there is also a Sublease, dated May 2, 2000, as amended April 26, 2004 and April 26, 2005 with the Curators of the University of Missouri (the “University”) for approximately 1,500 square feet at 14 Missouri Research Park Drive, which shall expire on April 30, 2006. To the best of Seller’s knowledge, there is no default under the Sublease by either Seller or the University, and Seller is not obligated to return any security deposit to the University. Seller agrees not to extend the Sublease beyond April 30, 2006 without the prior written consent of Buyer.

(b)           Seller is not a party to any service, supply, maintenance, leasing or management agreements affecting the Property or the operation of any part thereof that will survive Closing.

2.2           Commissions. Neither Seller nor any other person or entity claiming an interest in the Property has dealt with any broker, finder or other person in connection with the offering, sale or negotiation of the sale of the Property in any manner that might give rise to any claim for commission against Buyer or any lien against the Property.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

In order to induce Seller to sell the Property, Buyer makes the following representations and warranties, each of which representations and warranties is true and correct on the date hereof and will be true and correct on (and restated as of) the date of Closing, and each of which shall survive the Closing and the sale contemplated hereby.

3.1           Buyer Authority. Buyer represents and warrants that Buyer is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware; Buyer has all necessary power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Agreement, to execute and deliver the documents and instruments required of Buyer herein, and to perform its obligations hereunder.

3.2           Commissions. Buyer has dealt with no broker, finder or any other person, in connection with the purchase of or the negotiation of the purchase of the Property that might give rise to any claim for commission against Seller.

ARTICLE IV

CONDITIONS TO THE BUYER’S OBLIGATIONS

4.1           Conditions. The obligations of Buyer to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions (as satisfactory to Buyer, in its sole and absolute discretion) on or before the date of Closing, subject to the rights of Buyer to waive any one or more of such conditions:

(a)           Buyer shall have obtained at Closing, at Buyer’s expense (for the applicable premium), an owner’s policy of title insurance from the Title Company in the amount of the Purchase Price, insuring the title and interest of Buyer in and to the Property and any easements or rights of way appurtenant thereto, on the current ALTA Form B, with exception only for the lien of general real estate taxes for the current tax fiscal year, and the other title exceptions approved by Buyer, said owner’s policy of title insurance expressly insuring against any and all mechanics’ and materialmen’s liens, filed or unfiled.

(b)           All representations and warranties of Seller set forth herein shall be true and correct as of Closing in all respects, and all covenants and agreements of Seller herein to be complied with or performed prior to or at Closing shall have been completed and/or performed.

(c)           The Closing under the Stock Purchase Agreement shall occur simultaneously with the Closing hereunder.

4.2           Failure of Satisfaction of Conditions. In the event that any one or more of the conditions precedent set forth in each of the subsections of Section 4.1 have not been satisfied on or before the date of Closing, and in the further event that on or prior to the date of Closing, such condition precedent is not expressly designated as satisfied or waived in writing by Buyer, then such condition precedent shall be deemed unsatisfied, this Agreement thereby terminated, and neither party shall have any further liability or obligation hereunder, unless the failure of such condition precedent also constitutes a default under or breach of the terms of this Agreement on the part of Seller (in which event Buyer may, at its option, either terminate this Agreement as aforesaid and/or bring claim, demand and action against Seller for legal or equitable relief).

ARTICLE V

COVENANTS OF SELLERS

Seller covenants and agrees that from and after the date of this Agreement and until the date of Closing (and, where applicable, thereafter):

5.1           Operation of Property. Seller shall continue to operate and maintain the Property consistent with the present business and operations thereof and in a first class manner, and Seller shall maintain the buildings, improvements, utilities, and systems that comprise or that are upon the Property in good condition and repair, it being the intention of the parties hereto that the general operations of the Property shall not be changed between the date hereof and the date of Closing. Seller shall not (i) enter into any new leases for space within the Property, (ii) enter into any service, supply, maintenance or other contracts pertaining to the Property or the operation of the Property which are not cancellable at Closing, (iii) purchase, lease or contract to purchase or lease new items of equipment or inventory with respect to the Property, (iv) remove existing items of equipment or other personal property, other than in the ordinary course of business, or (v) alter or contract for the alteration of any existing improvements or construct or install or contract for the construction or installation of any new improvements; without, in each instance, obtaining the prior written consent of Buyer.

5.2           Acquisition of Fee Simple Title. Seller covenants and agrees, at its sole cost and expense, to acquire fee simple title to the Real Property prior to Closing.

5.3           Access to Property and Information. Seller will, prior to the date of Closing, permit Buyer the following access and provide Buyer the following information:  Seller shall allow Buyer and its agents and consultants, from and after the date of this Agreement (including the time after the date of Closing), continuing access during business hours to (i) the books, financial reports, and records of Seller pertaining to the Property (including information concerning construction costs for the buildings and improvements comprising the Property and capital expenditures to the Property) and (ii) the Property, for the purpose of conducting pre audits, audits, or inspections or to verify Seller’s compliance with the Agreement. Such access shall be exercised by Buyer at such times as deemed reasonably necessary to Buyer, may be exercised by Buyer or by agents of or consultants to Buyer on Buyer’s behalf, and shall be at the risk of Buyer. Seller shall, upon request of Buyer, promptly make available to Buyer at Seller’s business address set forth in Section 7.3 hereof for inspection all plans, specifications, drawings, surveys and the like (or copies thereof) pertaining to the Property of which Seller has possession or control, it being understood that in the event Closing does not occur, such documents (or copies) shall be returned to Seller.

5.4           Insurance and Maintenance of Property. Seller shall, or cause its lessees to, insure the Property up to and including the Closing Date in the same manner as currently insured by Seller or such lessees; Seller shall bear the risk of loss to the Property to and including the date of Closing; and Seller shall operate, maintain and repair the Property in a careful, prudent and efficient manner.

ARTICLE VI

CASUALTY; CONDEMNATION

6.1           Risk of Loss. In the event all or a portion of the Property should be damaged or destroyed by fire or other casualty prior to Closing such that Buyer’s reasonable estimate of the cost to repair the same exceeds Five Hundred Thousand Dollars ($500,000) (any such casualty, a “Material Casualty”), Buyer may, at Buyer’s sole option, elect to either terminate this Agreement or close the transaction contemplated by this Agreement. In the event of a fire or other casualty that is not a Material Casualty, or if there is a Material Casualty and Buyer elects to proceed to close, (i) Buyer shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price other than for an amount by which the insurance proceeds payable to Seller with respect to such damage are less than the Buyer’s reasonable estimate of the cost to repair such casualty) and (ii) Seller shall assign to Buyer at Closing all insurance proceeds payable with respect to such damage or received by Seller from any lessee of the Property.

6.2           Condemnation. In the event that all or a material portion of the Real Property should be condemned by right of eminent domain prior to the Closing such that Buyer’s reasonable estimate of the loss of value of the remaining Real Property exceeds Five Hundred Thousand Dollars ($500,000) (any such event, a “Material Taking”), Buyer may, at Buyer’s sole option, elect either to terminate this Agreement or close the transaction contemplated by this Agreement. In the event of a condemnation by right of eminent domain that is not a Material Taking, or if there is a Material Taking and Buyer elects to close, Buyer shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price) and Seller shall assign to Buyer at Closing all condemnation proceeds payable as a result of such condemnation.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1           Binding Agreement. This Agreement shall be binding on and shall inure to the benefit of the parties named herein and to their respective heirs, administrators, executors, personal representatives, successors and assigns.

7.2           Assignment. Neither party may transfer or assign this Agreement or any of such party’s benefits, rights or obligations under or pursuant to this Agreement without the prior written consent of the other party; provided that, Buyer may assign its rights and interests hereunder (but not its obligations) to any corporation, partnership, or joint venture of which

Buyer or any of its officers or directors, or any corporation, partnership or joint venture affiliated with Buyer or any of its officers or directors, is a shareholder,  director, partner, or joint venturer, or to any corporation, partnership or joint venture with which Buyer or any of its officers or directors is affiliated by common management or ownership.

7.3           Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered personally or sent by registered or certified mail, postage pre paid, and addressed as set forth below:

(a)           If to Buyer:

Upstate Group, L.L.C.

c/o Serologicals Corporation

5655 Spalding Drive

Norcross, Georgia 30092

Attn:  Philip A. Theodore

With copies to:

King & Spalding LLP

1180 Peachtree Street

Atlanta, Georgia  30309

Attn:  G. Roth Kehoe II

Bryan Cave LLP

One Metropolitan Square

211 North Broadway

Suite 3600

St. Louis, Missouri  63102-2750

Attn:  John W. Hoffman

(b)           If to Seller:

Paragon Properties, L.C.

c/o Dr. Ronald L. Gingerich

P.O. Box 137

St. Albans, Missouri  63073

With a copy to:

Doster, Mickes, James, Ullom, Benson & Guest, L.L.C.

17107 Chesterfield Airport Road, Suite 300

Chesterfield Missouri  63005

Attn:  Michael J. Doster

Any party may change the address to which notices are to be addressed by giving the other parties notice in the manner herein set forth.

7.4           Nature of Representations, Warranties, Covenants and Agreements. Each and every representation and warranty and covenant and agreement made by the parties and contained in this Agreement or in any instrument, certificate or other document delivered pursuant to this Agreement, shall be deemed to be material, shall survive the execution and delivery of this Agreement and the Closing and the consummation of the transactions contemplated hereby, and shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, successors and assigns.

7.5           Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Missouri.

7.6           Time of the Essence. Time is of the essence with respect to each and every provision of this Agreement.

7.7           Performance on Business Days. If any date for the occurrence of an event or act under this Agreement falls on a Saturday or Sunday or legal holiday in the State of Missouri or Georgia, then the time for the occurrence of such event or act shall be extended to the next succeeding business day.

7.8           Entire Agreement. This Agreement, together with all the Exhibits attached hereto and incorporated by reference herein, constitutes the entire undertaking between the parties hereto, and supersedes any and all prior agreements, arrangements and understandings between the parties.

7.9           Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original.

The Remainder of this Page Intentionally left blank

Signature page follows

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“BUYER”

UPSTATE GROUP, L.L.C.
By: Serologicals Corporation, its sole member

By:	/s/ Harold W. Ingalls
Name:	Harold W. Ingalls
Title:	Vice President, Finance and Chief Financial Officer

“SELLER”

PARAGON PROPERTIES, L.C.

By:	/s/ Ronald L. Gingerich
Ronald L. Gingerich, Manager